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                                                                   EXHIBIT 12(a)

                       TANGER FACTORY OUTLET CENTERS, INC.
                      TANGER PROPERTIES LIMITED PARTNERSHIP

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

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
                                                         Six Months Ended
                                                             June 30,                        Year Ended December 31,
                                                          2002       2001       2001       2000       1999       1998       1997
                                                         ------     ------     ------     ------     ------     ------     ------
Income before minority interest, discontinued
    operations and extraordinary items                    3,476      2,253      8,251     10,996     16,912     15,109     17,583
Add:
       Interest on indebtedness                          13,662     14,317     28,506     26,301     23,234     20,952     15,741
       Amortization of debt issue costs                     585        973      1,628      1,264      1,005      1,076      1,094
       Portion of Rent Expense                              304        306        606        535        423        240        166
                                                         -----------------    ---------------------------------------------------

          Income as adjusted                             18,027     17,849     38,991     39,096     41,574     37,377     34,584
                                                         -----------------    ---------------------------------------------------

Fixed Charges
       Interest on indebtedness                          13,662     14,317     28,506     26,301     23,234     20,952     15,741
       Amortization of debt issue costs                     585        973      1,628      1,264      1,005      1,076      1,094
       Capitalized interest and amortization
            of debt issue costs                             166        453        583      1,076      1,298        798      2,008
       Portion of Rent Expense                              304        306        606        535        423        240        166
                                                         -----------------    ---------------------------------------------------

          Total fixed charges                            14,717     16,049     31,323     29,176     25,960     23,066     19,009
                                                         -----------------    ---------------------------------------------------

Ratio of earnings to fixed charges                         1.22       1.11       1.24       1.34       1.60       1.62       1.82
                                                         =================    ===================================================
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